Exhibit 99.1

2222 N. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini
Vice President and Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Announces Election of Mary A. Lindsey to Board of Directors

OMAHA, Neb., December 18, 2018—Lindsay Corporation (NYSE: LNN), a leading global manufacturer of irrigation and infrastructure equipment and technology, announced that Mary A. Lindsey was elected to its board of directors at its annual meeting of stockholders held earlier today. Also, Consuelo E. Madere and Michael C. Nahl were re-elected to the board of directors. Each of Ms. Lindsey, Ms. Madere and Mr. Nahl will serve a three-year term ending in December 2021.

Lindsey currently serves as the Senior Vice President and Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. She has over 35 years of professional experience spanning a broad range of areas, including corporate finance, taxation and accounting, investor relations and international M&A. Her professional degrees include a BA and JD from the State University of New York and an LLM in Taxation from Case Western Reserve University School of Law.

“Lindsay Corporation’s Corporate Governance & Nominating Committee, in consultation with the full Board, developed a detailed set of skills and attributes it sought in a new director. Mary Lindsey brings an exceptionally strong mix of experiences, insights and skills that will strengthen the breadth and depth of deliberations of the Board during this exciting period of new initiatives to create shareholder value,” said Michael C. Nahl, Lindsay’s chairman.

Lindsay Corporation’s President and CEO Timothy L. Hassinger added “I am very pleased to have Mary join the Lindsay board. Her broad finance and international experiences will help Lindsay Corporation continue to grow.”

About the Company

Lindsay Corporation is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. The Lindsay family of irrigation brands includes Zimmatic® and FieldNET® as well as irrigation consulting, design, advanced machine-to-machine communication, remote control, monitoring and scheduling technology, and wireless networking solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,” “will” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.